EXHIBIT 99.1

FOR IMMEDIATE RELEASE

The Topps Company, Inc. Reschedules Special Meeting of Stockholders To Vote On Proposed Merger For August 30, 2007

Appoints Biagio Vignolo Interim Chief Financial Officer

New York, July 31, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) announced today that the special meeting of Topps’ stockholders to consider and vote on the proposed merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC has been rescheduled for August 30, 2007 at 2:00 PM, local time, at Topps’ executive offices located at One Whitehall Street, New York, NY, 10004.  Stockholders of record of the Company as of August 10, 2007 will be entitled to vote at the special meeting.

The Company noted that it remains committed to obtaining the best possible outcome for all of Topps’ stockholders and is waiting to see the results of Upper Deck’s latest filing with the Federal Trade Commission (“FTC”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the review period for which is due to expire on August 3, 2007 (unless earlier terminated or extended by the FTC).  As previously noted, the Tornante-Madison Dearborn transaction has obtained all required domestic and foreign antitrust regulatory approvals relating to its acquisition of Topps.  Topps continues to negotiate with Upper Deck to see if a consensual transaction that is superior to the pending Tornante-Madison Dearborn transaction can be reached.  However, there can be no assurance that Topps and Upper Deck will reach an agreement as to a superior transaction.

The Company noted that its Board of Directors will take into account any developments in its process to maximize value for stockholders when scheduling the Company’s next annual meeting of stockholders, and will announce the annual meeting date once it has been set by the Board.

Lehman Brothers Inc. is serving as sole financial advisor to Topps and Willkie Farr & Gallagher LLP is serving as legal advisor.

Separately, the Company also announced today that it has appointed Mr. Biagio Vignolo to serve as interim Vice President - Chief Financial Officer and Treasurer, effective August 3, 2007.  Mr. Vignolo’s appointment follows the previously announced resignation of Ms. Catherine Jessup as Vice President - Chief Financial Officer and Treasurer of the Company.   Mr. Vignolo is a CPA with over 20 years of top-level financial management experience.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections and collectible games. For additional information, visit www.topps.com.

CONTACTS

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449